EXHIBIT 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This second amendment to employment agreement is made this 8th day of May, 2009 effective as of the 1st day of June, 2009 by and between NU HORIZONS ELECTRONICS CORP., a Delaware corporation (the  “Company”) and RICHARD SCHUSTER, residing at [  ] (the  “Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of September 13, 1996, as amended by the Amendment to Employment Agreement dated as of March 28, 2005 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to further amend the Employment Agreement in accordance with the terms hereof (“Second Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	The first sentence of Section 4 of the Employment Agreement is hereby amended to read as follows:

“During the term of employment, Employee shall be employed as Senior Executive Vice President and Chief Operating Officer of the Company.”

2.	The fourth sentence of Section 4 of the Employment Agreement is hereby amended to read as follows:

“Notwithstanding the foregoing, it is understood and agreed that the duties of Employee during the period of employment shall not be inconsistent with (i) his position and title as Senior Executive Vice President and Chief Operating Officer of the Company; or (ii) with those duties ordinarily performed by a comparable Employee officer.”

3.	Paragraph 10(d) of the Employment Agreement is hereby amended to read as follows:

“Termination by the Company for Cause.  In the event that the Employee's employment is terminated for Cause, he shall be entitled solely to his base salary (as calculated in accordance with paragraph 5(a) (i) and (ii)) and the benefits set forth in paragraph 6 through the date on which notice of termination is delivered to Employee.”

4.	Paragraph 10(e) of the Employment Agreement is hereby amended to add a subsection (iii) thereof, as follows:

“(iii)  Upon any Termination Without Cause, (A) the Employee shall be entitled to retain the life insurance policy purchased for his benefit pursuant to Section 6(a) of this Agreement (Massachusetts Mutual policy no. 11568413) and assume the obligations thereunder, (B) the Employee shall be entitled to retain any long-term care policies purchased for his benefit and assume the obligations thereunder and (C) the Employee and the Company shall enter into a Consulting Agreement substantially in the form of Exhibit A hereto.”

5.	Except as specifically amended by this Second Amendment, the Employment Agreement shall remain in full force and effect in all respects as originally executed.

6.
This Second Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed entirely in New York.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the first date written above.

NU HORIZONS ELECTRONICS CORP.

By:	/s/Arthur Nadata
Name: Arthur Nadata
Title: Chairman CEO

/s/Richard Schuster
Richard Schuster

2

Exhibit A

CONSULTING AGREEMENT

This AGREEMENT (“Agreement”) is made this ____ day of _____, 20__ between Nu Horizons Electronics Corp (the “Corporation”) and ________________, residing at [insert address] (“Consultant”).

WHEREAS, the Corporation desires to engage the services of Consultant as hereinafter provided; and

WHEREAS, Consultant has agreed to provide such services for the Corporation upon the terms and conditions outlined herein;

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows;

1.	Consulting Arrangement

a.
Commencing ___________ [date of termination of employment], Consultant shall be retained by the Corporation, as a consultant, for the period commencing [date of termination of employment] through [fifth anniversary of termination of employment] (the “Consulting Period”).

b.	In consideration of such services, during the Consulting Period:

(1)
Consultant and his spouse shall be entitled to participate in all health and dental insurance plans available to the Corporation’s senior executives and their spouses, including any medical expense reimbursement plan, at the Consultant’s sole cost (collectively, “Insurance Plans”).

(a)
Consultant shall be entitled to participate in the Insurance Plans subject to the terms and conditions of the plan or program in question applicable to executive employees generally, as such terms are amended hereby.

(b)
The Consultant and his spouse shall elect Medicare coverage at the time that each is eligible to do so. In the event the Corporation no longer is obligated to provide the Insurance Plans because of the Medicare enrollment of Consultant or his spouse, as the case may be, the Corporation shall reimburse Consultant or his spouse for the premiums associated with the purchase of a Medicare supplemental insurance policy (“Medigap”) for Consultant and/or his spouse, as applicable; provided that the Corporation shall approve the selection of the Medigap insurer, which consent shall not be unreasonably withheld. The Corporation shall reimburse Consultant for such Medigap premiums in accordance with its customary reimbursement procedures.

(c)
In the event that Consultant predeceases his spouse, his spouse shall continue to be entitled to participate in the Insurance Plans until the earlier of the date on which the Consulting Period ends or the date on which his spouse enrolls in Medicare.

(d)
As an accommodation to Consultant, the Corporation shall advance on behalf of the Consultant, the cost of any insurance premiums for the Insurance Plans (the “Insurance Premium Cost”), as and when such costs are required to be paid.

(e)	Notwithstanding the foregoing, the Insurance Plans may be modified or eliminated at the Corporation’s sole discretion, at any time, without compensation or notice to Consultant.

(2)
An annual consulting fee in an amount equal to (i) the Employer’s Share of the annual Insurance Premium Costs; plus (ii) an additional amount equal to (x) the tax payable by Consultant in respect of the Employer’s Share (as defined) of the Insurance Premium Costs, plus (y) an additional amount equal to the tax payable on amounts payable pursuant to the immediately preceding clause (x) (in each case calculated at the highest effective marginal combined federal, state and local income tax rate prescribed in each taxing jurisdiction that Consultant is subject to tax in such tax year) (the “Consulting Fees”). For the purposes hereof “Employer’s Share” shall mean an amount equal to the percentage of the Insurance Premium Costs payable by the Corporation in respect of executive employees in accordance with the terms of the Insurance Plans as in effect from time-to-time.  Notwithstanding the foregoing, the aggregate Consulting Fees paid hereunder shall not exceed 150% of the estimated aggregate Insurance Premium Costs for the Consulting Period, as estimated at the commencement of the Consulting Period.

(a)	The Consulting Fees shall be payable to the Consultant, in arrears, on or before the March 15th subsequent to the calendar year to which such Consulting Fees relate.

(b)
The Consultant hereby authorizes and directs the Corporation to reimburse the Insurance Premium Costs previously paid by the Corporation from the Consulting Fees otherwise payable to Consultant.  To the extent the Consulting Fees are insufficient to provide reimbursement for the entire amounts advanced, the Corporation shall provide Consultant with an invoice (provided at least fifteen days after the payment date of the Consulting Fees) for any shortfall, which invoice shall be payable by Consultant within thirty (30) days of receipt.

c.
Consultant’s consulting arrangement shall automatically terminate upon Consultant’s death or “disability”.  For purposes of this Agreement, “disability” shall be defined as a physical or mental condition which prevents Consultant from performing any consulting services, as determined by the Corporation in its sole discretion.

d.
During the Consulting Period, Consultant shall consult with the Corporation and its executive officers regarding its business and operations. Such consulting services shall not require more than 75 days in any calendar year nor more than two days in any week, it being understood and agreed that during the Consulting Period Consultant shall have the right to engage in full-time or part-time employment with other business enterprises; provided that he does not engage in Competitive Activity. Consultant also will cooperate with the Corporation in any pending or future litigation or investigation or other dispute concerning third parties in which Consultant, by virtue of his prior employment, has relevant knowledge or information. Consultant's service as a consultant shall only be required at such times and such places as shall not result in unreasonable inconvenience to him or the Corporation, recognizing his other business commitments that he may have to accord priority over the performance of services for the Corporation. In order to minimize interference with Consultant's other commitments, his consulting services, to the extent practicable and not prejudicial to Corporation, may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, fax or other similar mode of communication at times, including weekends and evenings, most convenient to him.  For the purposes of this Agreement, “Competitive Activity” shall mean (a) becoming an officer or employee of, or rendering any services, including consulting services, to, any competitor of the Corporation, (b) soliciting, raiding, enticing or inducing any customer of the Corporation to cease purchasing goods or services from the Corporation or to become a customer of any competitor of the Corporation, and Consultant will not approach any customer for any such purpose or authorize the taking of any such actions by any other individual or entity, or (c) soliciting, raiding, enticing or inducing any employee of the Corporation to leave the employ of the Corporation, and Consultant will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity.  However, nothing contained in this subparagraph shall be construed as preventing Consultant from investing his assets in such form or manner as will not require him to become an officer or employee of, or render any services (including consulting services) to, any competitor of the Corporation.

2.	Payments Upon Termination of Consulting Arrangement

Notwithstanding the provisions of Section 1(b), should Consultant cease providing the consulting services (other than for death or disability), Consultant and his spouse shall have no further entitlement to payments, benefits or other remuneration whatsoever.

3.	Acknowledgement

Consultant understands and agrees that ABSENT THIS AGREEMENT, he would not otherwise be entitled to any payments and benefits as set forth herein and his right to receive the payments and benefits set forth herein shall be a unsecured contractual obligation of the Corporation and he shall have no greater rights than any other employee, consultant or general unsecured creditor of the Corporation.

4.	General Release of All Claims

In exchange for the payments and benefits set forth herein, Consultant RELEASES the Corporation, its affiliates, officers, directors, board members, employees or agents from ANY AND ALL CLAIMS he may have, known or unknown, RELATED TO HIS EMPLOYMENT WITH THE CORPORATION OR OTHERWISE, from the beginning of time through the date that this Agreement becomes effective.

Consultant understands and agrees that he is RELEASING the Corporation, its affiliates, officers, directors, board members, employees and agents from any and all claims for breach of contract, personal injury, wages, benefits, defamation, slander and wrongful discharge, and any and all claims based on any oral or written agreements or promises, including, but not limited to, claims arising under the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, the New York State Labor Law and the New York Whistleblower statute from the beginning of time through the date that this Agreement becomes effective.

Consultant understands and agrees that he is also RELEASING Corporation, its affiliates, officers, directors, board members, employees or agents from any and all claims for discrimination or harassment in employment on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims he may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, and any other federal, state or local laws or regulations, from the beginning of time through the date that this Agreement becomes effective.

5.	Non-Disparagement

Consultant agrees that he shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred or contempt (i) Corporation; (ii) any of its services or operations; or (iii) any of its past or present officers, directors, employees or agents.  Corporation, its present officers and directors shall not libel, slander or disparage Consultant or expose him to hatred or contempt

6.	Severability

The invalidity or unenforceability of any provision of this Agreement shall in no event affect the validity or enforceability of any other provision.

7.	Applicable Law

Except to the extent preempted by federal law, the provisions of this Agreement are to be construed, administered and enforced in accordance with the laws of New York without regard to principles of conflict of laws.

8.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.	Captions and Headings

The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

10.	Amendments

Any modifications altering the terms and conditions of this Agreement must be in writing and signed by all parties hereto.

11.	Assignment

This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledge or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement will be binding upon any successor or assignee of Corporation.

12.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

13.	Effective Date

This Agreement shall be effective when signed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement this ____ day of ______, 20__.

Nu Horizons Electronics Corp.

By	By